Exhibit 99.1

News For Immediate Release

Black Stone Minerals, L.P. Announces Retirement of CFO

HOUSTON, October 10, 2016 (BUSINESS WIRE) – Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals” or “the Partnership”) announced today that Marc Carroll will retire as Senior Vice President and Chief Financial Officer next month.

Mr. Carroll informed the Partnership on October 5 that he will step down as CFO and SVP effective November 11. He will enter into a consulting arrangement into 2017 to help ensure an orderly transition to his successor. The Partnership expects to name a new CFO upon Mr. Carroll’s retirement.

“Marc has been an integral part of the growth of Black Stone over the years,” said Thomas L. Carter, Jr., the Partnership’s Chairman, Chief Executive Officer, and President. “Since he joined the Partnership’s predecessor 12 years ago, he has helped the transformation of Black Stone into what it is today, most recently with last year’s initial public offering. We thank Marc for all he has done for the Partnership and for his agreeing to provide consulting services into next year to ensure a smooth transition.”

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States. The Partnership also owns and selectively participates as a non-operating working partner in established development programs, primarily on its mineral and royalty holdings. The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Black Stone Minerals, L.P. Contact

Brent Collins

Vice President, Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com